Contact:	Timothy M. Doyle Executive Managing Director, CFO 858.551.0511

FOR IMMEDIATE RELEASE

IMPERIAL CAPITAL BANCORP, INC. REPORTS
EARNINGS FOR THE QUARTER ENDED
SEPTEMBER 30, 2007

La Jolla, California (October 30, 2007) --- Imperial Capital Bancorp, Inc. (NYSE-IMP) today reported net income for the quarter ended September 30, 2007, primarily resulting from the operations of its wholly-owned subsidiary, Imperial Capital Bank (the Bank), of $1.7 million or $0.31 per diluted share compared to $6.8 million or $1.20 per diluted share for the same period last year. President and Chief Executive Officer George W. Haligowski stated: "Our results for the quarter are representative of the weakness currently being experienced in the real estate and credit markets. As a result, we've experienced an increase in the level of our non-performing loans and charge-offs during the quarter, and we recorded an additional loan loss provision to provide reserves in anticipation of possible future losses. Despite the current economic environment, I'm encouraged by the resilience of our loan production team and their ability to consistently identify lending opportunities in a challenging market."

Net interest income before provision for loan losses decreased 14.9% to $20.7 million for the quarter ended September 30, 2007, compared to $24.3 million for the same period last year. This decrease was primarily due to the decline in the yield earned on our loan portfolio, as higher yielding loans have continued to pay-off and are being replaced by our current loan production, which was originated at lower spreads over our cost of funds due to competitive pricing pressures. Net interest income was further negatively impacted by the increase in our cost of funds as deposits and other interest bearing liabilities repriced to higher current market interest rates, as well as the addition of new borrowings at higher current market interest rates, partially offset by the growth in the average balance of our loan portfolio. Haligowski commented: "In an effort to improve our net interest margin, we have instituted three lending rate increases totaling approximately 75 basis points during the third quarter. Additionally, the recent rate cut by the Federal Reserve has not had a material impact on our costs of funds due to competitive deposit pricing pressures. However, we anticipate that any potential future rate cuts will have a positive impact on our financial results."

The provision for loan losses was $5.3 million and $1.5 million, respectively, for the quarters ended September 30, 2007 and 2006. The increase in provision for loan losses during the quarter was primarily due to the increase in our non-performing loans. Non-performing loans as of September 30, 2007 were $40.8 million, compared to $26.3 million at December 31, 2006. As a percentage of our total loan portfolio, the amount of non-performing loans was 1.28% and 0.88% at September 30, 2007 and December 31, 2006, respectively. The increase in non-performing loans was primarily related to the addition of two lending relationships that in aggregate represented $19.5 million of the total of $26.6 million of loans transferred to non-performing status during the quarter. Although the housing and secondary mortgage markets continue to deteriorate and show no signs of stabilizing in the near future, we continue to aggressively monitor our commercial real estate loan portfolio, including our commercial and residential construction loan portfolio that totaled $395.5 million, of which $267.6 million was residential and multi-family construction loans and represented only 8.4%

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Imperial Capital Bancorp, Inc. reports earnings
For the quarter ended September 30, 2007

of our total loan portfolio. At September 30, 2007, we had one non-performing lending relationship within our construction loan portfolio, which consisted of a $16.9 million residential construction project located in Palm Desert, California.

General and administrative expenses were $13.3 million for the quarter ended September 30, 2007, compared to $11.5 million for the same period last year. The Company's efficiency ratio (defined as general and administrative expenses as percentage of net revenue) was 61.3% for the quarter ended September 30, 2007, as compared to 46.1% for the same period last year. The fluctuation in our efficiency ratio during the quarter was primarily due to a decline in net interest income earned, which, as discussed above, was caused by a decrease in our net interest rate spread.

Loan originations were $340.1 million for the quarter ended September 30, 2007, compared to $265.2 million for the same period last year. During the current quarter, the Bank originated $215.1 million of commercial real estate loans, $90.2 million of small balance multi-family real estate loans, and $34.8 million of entertainment finance loans. Loan originations for the same period last year consisted of $201.2 million of commercial real estate loans, $54.3 million of small balance multi-family real estate loans, and $9.7 million of entertainment finance loans. In addition, the Bank's wholesale loan operations acquired $120.9 million of multi-family real estate loans during the quarter ended September 30, 2006. The Bank did not have any wholesale loan purchases during the current period. Haligowski commented that: "Our loan production was robust during the third quarter, and is indicative of the low rate environment that existed prior to the credit and liquidity crisis that commenced in August of this year. We have responded responsibly by raising our lending rates and being more selective in granting credit. As a result, we expect production to slow during the remainder of 2007, however, we remain cautiously optimistic that the underlying economic strength of our lending markets will continue to provide opportunities to deliver solid commercial real estate loan originations in the future."

Net income for the nine months ended September 30, 2007 decreased to $14.5 million or $2.58 per diluted share, compared to $19.9 million or $3.49 per diluted share for the same period last year. Net interest income before provision for loan losses decreased 6.6% to $66.5 million for the nine months ended September 30, 2007, compared to $71.2 million for the same period last year. This decrease was primarily due to the decline in the yield earned on our loan portfolio, as higher yielding loans have continued to pay-off and are being replaced by our current loan production, which was originated at lower spreads over our cost of funds due to competitive pricing pressures. Net interest income was further negatively impacted by the increase in our cost of funds as deposits and other interest bearing liabilities repriced to higher current market interest rates, as well as the addition of new borrowings at higher current market interest rates, partially offset by the growth in the average balance of our loan portfolio.

The provision for loan losses was $6.5 million and $3.8 million, respectively, for the nine months ended September 30, 2007 and 2006. Refer to the quarterly discussion above for additional information regarding the provision for loan losses and non-performing loans.

General and administrative expenses were $37.6 million for the nine months ended September 30, 2007, compared to $35.3 million for the same period last year. The Company's efficiency ratio was 54.5% for the nine months ended September 30, 2007, as compared to 48.4% for the same period last year.

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Imperial Capital Bancorp, Inc. reports earnings
For the quarter ended September 30, 2007

Loan originations were $1.0 billion for the nine months ended September 30, 2007, compared to $701.2 million for the same period last year. During the current nine month period, the Bank originated $644.0 million of commercial real estate loans, $281.2 million of small balance multi-family real estate loans, and $92.0 million of entertainment finance loans. Loan originations for the same period last year consisted of $489.7 million of commercial real estate loans, $170.8 million of small balance multi-family real estate loans, and $40.7 million of entertainment finance loans. In addition, the Bank's wholesale loan operations acquired $47.3 million and $347.3 million of commercial and multi-family real estate loans during the nine months ended September 30, 2007 and 2006, respectively.

Total assets increased $146.6 million to $3.6 billion at September 30, 2007, compared to $3.4 billion at December 31, 2006. The increase in total assets was primarily due to a $159.6 million increase in our loan portfolio, a $16.7 million increase in investment securities available-for-sale and an $11.6 million increase in other real estate and other assets owned, partially offset by a $28.5 million decline in investment securities held-to-maturity and an $18.3 million decrease in cash and cash equivalents.

Non-performing assets were $59.1 million and $33.0 million, representing 1.66% and 0.97% of total assets as of September 30, 2007 and December 31, 2006, respectively. The increase in non-performing assets during the nine months ended September 30, 2007 consisted of the addition of $62.7 million of non-performing loans, partially offset by paydowns received of $24.9 million, charge-offs of $8.5 million and loan upgrades of $714,000 from non-performing to performing status. During the nine month period ended September 30, 2007, the net increase in non-performing loans primarily consisted of the increase of a $16.9 million residential construction real estate loan and $9.7 million of commercial and multi-family loans, partially offset by decreases of $4.5 million of franchise loans and $7.6 million of entertainment finance loans. In addition, during the nine months ended September 30, 2007, the Bank foreclosed on 11 properties representing $14.3 million, and sold two properties representing $2.6 million. The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) was 109.5% at September 30, 2007 as compared to 175.4% at December 31, 2006.

The allowance for loan losses as a percentage of our total loans was 1.4% at September 30, 2007 compared to 1.5% at December 31, 2006. We believe that these reserves levels were adequate to support known and inherent losses in our loan portfolio and for specific reserves as of September 30, 2007 and December 31, 2006, respectively. The allowance for loan losses to loans, net, is impacted by inherent risk in the loan portfolio, specific reserves and charge-off activity. The decrease in the percentage of the allowance for loan losses to loans, net, primarily reflects reserves that were allocated to specific credits at December 31, 2006, that were subsequently charged-off, foreclosed upon or repaid during the current period and the decrease in the level of other loans of concern, which declined by 52.4%, from $67.0 million at December 31, 2006 to $31.9 million at September 30, 2007. Other loans of concern consist of performing loans which have known information that have caused management to be concerned about the borrowers ability to comply with present loan repayment terms. In addition, this ratio was further impacted by the higher concentration of small balance multi-family loans in our portfolio, which has improved our geographic diversity and lowered our average loan size due to the national expansion of our lending platform, as well as the Bank's aggressive recognition of charge-offs and the identification of problem credits in a timely

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Imperial Capital Bancorp, Inc. reports earnings
For the quarter ended September 30, 2007

manner. During the quarters ended September 30, 2007 and 2006, we had net charge-offs of $3.6 million and $1.0 million, respectively.

At September 30, 2007, shareholders' equity totaled $227.3 million or 6.4% of total assets. During the current quarter, we repurchased 52,900 shares at an average price of $34.98 per share. For the nine months ended September 30, 2007, we repurchased 187,475 shares at an average price of $47.42 per share. Since beginning share repurchases in April 1997, a total of 3.7 million shares have been repurchased under our stock repurchase program, returning approximately $110.0 million of capital to our shareholders at an average price of $29.59 per share. The Company's book value per share of common stock was $44.19 as of September 30, 2007, an increase of 5.0% and 7.9%, respectively, from $42.07 per share as of December 31, 2006 and from $40.96 per share as of September 30, 2006.

The Bank had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at September 30, 2007 of 8.43%, 9.60% and 10.85%, respectively, which represents $119.1 million, $109.8 million and $26.0 million, respectively, of capital in excess of the amount required to be "well capitalized" for regulatory purposes. In addition, the Company, the Bank's holding company, had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at September 30, 2007 of 8.54%, 9.72% and 11.28%, respectively, which represents $123.7 million, $114.2 million and $39.4 million, respectively, of capital in excess of the amount required to be "well capitalized".

Haligowski concluded: "We recognize that there is substantial fear and concern in the financial and credit markets today as evidenced by the recent decline in our stock price. Although we believe we're taking a conservative approach to the valuation and management of problem credits, we do not believe that the macro-economic conditions will deteriorate to a point where our current market valuation implies. However, we will remain focused on strengthening our balance sheet and closely monitoring our operating expenses, while we await opportunities that we believe will become apparent in the future. Despite the decline in our current market valuation, the Company's book value increased during the third quarter to $44.19 per share."

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, increased costs from pursuing the national expansion of our lending platform and operational challenges inherent in implementing this expansion strategy, fluctuations in interest rates, and changes in the relative differences between short- and long-term interest rates, levels of non-performing assets and other loans of concern, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2007 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

Imperial Capital Bancorp, Inc. (formerly ITLA Capital Corporation) is a publicly traded diversified bank holding company specializing in commercial real estate lending on a national basis and is

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Imperial Capital Bancorp, Inc. reports earnings
For the quarter ended September 30, 2007

headquartered in San Diego, California. The Company conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has eight retail branch locations and 25 loan origination offices serving the Western United States, the Southeast, the Mid-Atlantic States, the Ohio Valley, the Metro New York area and New England.

For additional information, contact Timothy M. Doyle, Executive Managing Director and Chief Financial Officer, at (858) 551-0511.

www.imperialcapitalbancorp.com

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IMPERIAL CAPITAL BANCORP, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,
	2007	December 31,
	(unaudited)	2006
	(in thousands, except share amounts)

Assets

Cash and cash equivalents	$ 12,102	$ 30,448
Investment securities available-for-sale, at fair value	116,205	99,527
Investment securities held-to-maturity, at amortized cost	165,045	193,512
Stock in Federal Home Loan Bank	50,938	48,984
Loans, net (net of allowance for loan losses of $44,665 and
$46,049 as of September 30, 2007 and December 31, 2006, respectively)	3,134,321	2,973,368
Interest receivable	21,203	20,753
Other real estate and other assets owned, net	18,333	6,729
Premises and equipment, net	8,583	7,851
Deferred income taxes	11,269	11,513
Goodwill	3,118	3,118
Other assets	20,993	19,707

Total assets	$ 3,562,110	$ 3,415,510

Liabilities and Shareholders' Equity

Liabilities:
Deposit accounts	$ 2,184,397	$ 2,059,405
Federal Home Loan Bank advances and other borrowings	1,029,447	1,010,000
Accounts payable and other liabilities	34,361	38,168
Junior subordinated debentures	86,600	86,600

Total liabilities	3,334,805	3,194,173

Commitments and contingencies

Shareholders' equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 9,138,256 and 9,065,672 issued as of September 30, 2007
and December 31, 2006, respectively	84,805	82,073
Retained earnings	255,684	243,823
Accumulated other comprehensive income, net	428	35
	340,917	325,931

Less treasury stock, at cost - 3,993,869 and 3,803,969 shares
as of September 30, 2007 and December 31 2006, respectively	(113,612)	(104,594)
Total shareholders' equity	227,305	221,337

Total liabilities and shareholders' equity	$ 3,562,110	$ 3,415,510

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IMPERIAL CAPITAL BANCORP, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(in thousands, except per share amounts)
Interest income:
Loans receivable, including fees	$ 58,450	$ 53,605	$ 175,677	$ 151,824
Cash and investment securities	4,249	5,525	13,337	14,494
Total interest income	62,699	59,130	189,014	166,318

Interest expense:
Deposit accounts	28,479	23,088	82,552	60,059
Federal Home Loan Bank advances and other borrowings	11,440	9,648	33,710	28,987
Junior subordinated debentures	2,102	2,104	6,268	6,088
Total interest expense	42,021	34,840	122,530	95,134

Net interest income before provision for loan losses	20,678	24,290	66,484	71,184
Provision for loan losses	5,266	1,500	6,516	3,750
Net interest income after provision for loan losses	15,412	22,790	59,968	67,434

Non-interest income:
Late and collection fees	309	208	848	692
Other	640	370	1,660	1,210
Total non-interest income	949	578	2,508	1,902

Non-interest expense:
Compensation and benefits	5,967	5,435	17,205	16,530
Occupancy and equipment	1,987	1,886	5,928	5,568
Other	5,301	4,153	14,446	13,246
Total general and administrative	13,255	11,474	37,579	35,344

Real estate and other assets owned expense, net	268	287	626	216
Gain on sale of other real estate owned, net	(69)	-	(69)	-
Total real estate owned expense, net	199	287	557	216

Total non-interest expense	13,454	11,761	38,136	35,560

Income before provision for income taxes	2,907	11,607	24,340	33,776
Provision for income taxes	1,193	4,759	9,851	13,850

NET INCOME	$ 1,714	$ 6,848	$ 14,489	$ 19,926

BASIC EARNINGS PER SHARE	$ 0.31	$ 1.24	$ 2.64	$ 3.58

DILUTED EARNINGS PER SHARE	$ 0.31	$ 1.20	$ 2.58	$ 3.49